As filed with the Securities and Exchange Commission on March 18, 2013

Registration No. 333-176662

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1690082
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 CityWest Blvd., Suite 800

Houston, Texas 77042

713-850-7600

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

William L. Moll, Jr., Esq.

Vice President, General Counsel and Corporate Secretary

1500 CityWest Blvd., Suite 800

Houston, Texas 77042

281-848-6920

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

David P. Elder

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

713-220-5800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

Geokinetics Inc. (the “Company”) filed a Registration Statement on Form S-3 (File No. 333-176662) with the SEC on September 2, 2011 (as amended on February 3, 2012, the “Registration Statement”), which was declared effective on February 7, 2012, to register 1,041,668 shares of common stock, par value $0.01 per share (the “Common Stock”) for resale by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement.  The Selling Stockholders acquired the Common Stock in a private placement and the Company filed the Registration Statement to satisfy certain registration rights the Company granted to the Selling Stockholders.  Based on ownership reports on Schedule 13G filed with the SEC and information provided to the Company by the Selling Stockholders, the Selling Stockholders have sold all of the Common Stock registered under the Registration Statement and the offering has been terminated.

Accordingly, the Company has filed this Post-Effective Amendment No. 2 with the SEC to remove from registration any shares of Common Stock registered under the Registration Statement that remain unsold and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on March 18, 2013.

GEOKINETICS INC.

By:	/s/ William L. Moll, Jr.
William L. Moll, Jr.
Vice President, General Counsel and
Corporate Secretary